Exhibit 99.1

Beth Coronelli (Investors/Analysts)	Terry Holt (Media)
Equity Office	Equity Office
312.466.3286	312.466.3102
FOR IMMEDIATE RELEASE
Equity Office to Merge with The Blackstone Group
— Effect on Series B Preferred Shares —
CHICAGO, February 7, 2007 — Equity Office Properties Trust (NYSE: EOP) announced that, subject to satisfaction of all closing conditions, Equity Office expects the merger with affiliates of The Blackstone Group to be completed on or about February 9, 2007.
Under the terms of the merger agreement, in exchange for each share issued and outstanding immediately prior to the effective time of the merger, holders of Equity Office’s 5.25% Series B Convertible, Cumulative Preferred Shares will be entitled to receive one of the 5.25% Series B Convertible, Cumulative Preferred Shares of the surviving entity of the merger with substantially similar terms as the Equity Office preferred shares.
Equity Office’s 5.25% Series B Convertible, Cumulative Preferred Shares are currently listed on the New York Stock Exchange. Such shares will be convertible into Equity Office common shares at a conversion price of $35.70 per common share (equivalent to a conversion rate of 1.40056 common shares for each Series B share) until the close of market on the closing date of the merger.
The surviving entity in the merger is expected to be liquidated into Blackhawk Parent LLC, an affiliate of The Blackstone Group, on or about March 12, 2007. The preferred shares of the surviving entity of the merger will not be listed on any national securities exchange. In the liquidation, each holder of a 5.25% Series B Convertible, Cumulative Preferred Share of the surviving entity of the merger will be entitled to receive $50.00 per share in cash plus any then accumulated but unpaid dividends. Between the effective time of the merger and the liquidation date, the 5.25% Series B Convertible, Cumulative Preferred Shares of the surviving entity of the merger will be convertible into the right to receive an amount in cash equal to $77.73 per share.
Under the terms of Equity Office’s 5.25% Series B Convertible, Cumulative Preferred Shares, holders of record on February 1, 2007 will be entitled to receive a $0.65625 per share distribution payable on February 15, 2007. However, holders of record who elect to convert their Series B preferred shares will be required to repay this distribution as part of their conversion request.
For information on how to convert your Series B shares and to remit the distribution payable upon conversion, please contact Equity Office’s transfer agent, Computershare, at 781-575-3788.

About Equity Office Properties Trust
Equity Office is the largest publicly traded owner and manager of office properties in the United States by building square footage. At December 31, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 543 office buildings comprising 103.1 million square feet in 16 states and the District of Columbia. As of that date, Equity Office owned buildings in 24 markets and in 98 submarkets, enabling it to provide premium office space for a wide range of local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward Looking Statements
This press release contains certain forward-looking statements based on current expectations of Equity Office management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations; (9) other refinancings of Equity Office and its subsidiaries; and (10) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement and proxy statement supplements with the SEC. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND PROXY STATEMENT SUPPLEMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement, the proxy statement supplements and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
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